Exhibit 5.1

December 19, 2014
Fulbright & Jaworski LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
BG Staffing, Inc.	United States
5000 Legacy Drive, Suite 350
Plano, Texas 75024	Tel +1 214 855 8000
Fax +1 214 855 8200

nortonrosefulbright.com

Re:	Registration and Issuance of Securities of BG Staffing, Inc.
Ladies and Gentlemen:
We have reviewed the Registration Statement on Form S-3 dated December 19, 2014 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by BG Staffing, Inc., a Delaware corporation (the "Company")

(i)
to register $60,000,000 of undesignated (a) common stock, par value $0.001 per share (the "Common Stock"), (b) preferred stock, par value $0.01 per share (the "Preferred Stock"), and (c) warrants on behalf of the Company (together with the Common Stock and Preferred Stock, the "Undesignated Securities"); and

(ii)	to register an aggregate of 822,212 shares of Common Stock (the "Secondary Shares") for sale by the holders thereof as described in the Registration Statement (the "Secondary Offering").
In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America, the laws of the State of Texas, and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law (the "DGCL"), and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.
Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.
With respect to the Undesignated Securities, (i) upon authorization for issuance by the Board of Directors of the Company, the Common Stock will be duly and validly authorized for issuance and, upon payment therefor and delivery thereof in accordance with the Registration Statement and any applicable prospectus supplement, underwriting agreement or similar applicable agreement, will be duly and validly issued, fully paid and nonassessable; (ii) upon authorization for issuance by the Board of Directors of the Company and the filing of a certificate of designations with the Secretary of State of Delaware in accordance with the DGCL, the preferred stock will be duly and validly authorized for issuance and, upon payment therefor and delivery thereof

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BG Staffing, Inc.
December 19, 2014

in accordance with the certificate of designations, the Registration Statement, any applicable prospectus supplement or other applicable agreement, such preferred stock will be duly and validly issued, fully paid and nonassessable; and (iii) upon authorization for issuance by the Board of Directors of the Company, the warrants will be duly and validly authorized for issuance and upon payment of any purchase price therefor and delivery thereof in accordance with the terms of the applicable warrants, the Registration Statement, any prospectus supplement or other applicable agreement, the warrants will be duly and validly issued, fully paid (excluding, for the avoidance of doubt, the exercise price) and nonassessable and will constitute valid and binding obligations of the Company, except with respect to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights or the relief of debtors generally and except with respect to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.	With respect to the Secondary Offering, the Secondary Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We do not by this letter express any opinion with respect to any other matter.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,
/s/ Fulbright & Jaworski LLP
FULBRIGHT & JAWORSKI LLP